Exhibit 99.1

FOR:	NATHAN’S FAMOUS, INC.

COMPANY	Ronald G. DeVos, Vice President – Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

FOR IMMEDIATE RELEASE

NATHAN’S FAMOUS, INC.
REPORTS COURT RULING

JERICHO, NY, December 17, 2010 – Nathan’s Famous, Inc. (NASDAQ:NATH) today reported that it received a ruling in the pending litigation between it and its licensee, SMG, Inc., in the Circuit Court of Cook County, Illinois.

As previously reported, Nathan’s has been engaged in litigation with SMG regarding the License Agreement between them.  The main issue in the case is whether Nathan’s is entitled to terminate the License Agreement early.  On December 17, 2010, the Court ruled that Nathan’s is not entitled to do so.  The License Agreement is scheduled to terminate on March 1, 2014.

The other issue in the litigation relates to claims made by SMG regarding the manner in which Nathan’s profited from the sale of its proprietary seasonings to SMG.  As previously reported, the Court granted SMG’s motion for summary judgment on this issue on October 13, 2010.  At that time, Nathan’s announced that it estimated the damages relating to the seasoning claim to be between $2.9 Million and $6 Million, and that because it was unable to determine the actual amount of damages until the hearing on damages occurred, Nathan’s recorded a litigation accrual in the amount of $2.9 Million before tax as part of its results for its second quarter ended September 26, 2010.  Based on today’s ruling by the Court, Nathan’s estimates the amount of seasoning damages will be approximately $4.9 Million before tax.  Accordingly, Nathan’s expects to record an additional litigation accrual of approximately $2 Million in its third quarter ending December 26, 2010.

Although the Court issued its ruling on December 17, 2010, Nathan’s does not expect final judgment to be entered by the Court until January 19, 2011.

Nathan’s is currently evaluating its legal alternatives, including an appeal of the Court’s ruling.

About Nathan’s Famous

Nathan’s products are currently distributed in 50 States, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, The Cayman Islands and four foreign countries through its restaurant system, foodservice sales programs and retail licensing activities.  The Nathan’s restaurant system currently consists of 257 units, comprised of 252 franchised or licensed units and five company-owned units (including one seasonal unit).  For additional information about Nathan’s, please visit our website at www.nathansfamous.com.

Except for historical information contained in this news release, the matters discussed are forward-looking statements that involve risks and uncertainties.  Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management.  Among the factors that could cause actual results to differ materially are the following: the outcome of any appeals of the Court’s decision, the timing of any cash payment due under the judgment, and the tax impact of the judgment; the effect of business and economic conditions; the impact of competitive products and pricing; the ability to obtain an adequate supply of beef and other food products at competitive prices; capacity; the regulatory and trade environment; and the risk factors reported from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update such forward-looking statements.